                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)


                                                               THREE MONTHS ENDED               NINE MONTHS ENDED
                                                       -------------------------------   -------------------------------
                                                       SEPT. 30, 2001   SEPT. 30, 2000   SEPT. 30, 2001   SEPT. 30, 2000
                                                       --------------   --------------   --------------   --------------
Net Income .........................................     $ 84,853,733     $ 72,683,800     $241,499,936     $160,614,424

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .........      159,682,475      171,950,950      159,429,006      168,658,620
Weighted Average Common Equivalent Shares ..........        1,919,539        1,261,698        1,835,219        1,197,342
                                                         ------------     ------------     ------------     ------------
Weighted Average Common and Common Equivalent Shares      161,602,014      173,212,648      161,264,225      169,855,962
                                                         ============     ============     ============     ============

Net Income per Common Equivalent Share - Basic .....     $       0.53     $       0.42     $       1.51     $       0.95
Net Income per Common Equivalent Share - Diluted ...     $       0.53     $       0.42     $       1.50     $       0.95
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